1NASDAQ: WBTN Shareholder Letter WEBTOON Entertainment Q4 & FY 2025

2 Dear Fellow Shareholders, 2025 was another milestone year for WEBTOON Entertainment. I am pleased to share that we reported full year revenue growth of 2.5%, or 3.9% on a constant currency basis. While we reported a net loss of $373.4 million due to goodwill impairments, we achieved Adjusted EBITDA of $19.4 million, maintaining profitability in our business while continuing to invest for the future. Our 2025 performance was supported by strong ARPPU growth of 3.5%, or 4.6% on a constant currency basis, driven by growth across all three regions on a constant currency basis. We were also pleased to drive an inflection to positive growth in MPU, with a 0.7% increase in the fourth quarter. As we improve our technology to drive increasingly personalized content recommendations, we believe we can continue to deliver stronger user metrics over time. These results reflect our momentum and the strength of our flywheel, as our creators, content, and users power the success of our business. Q4 & FY 2025 March 3, 2026

Disney And WEBTOON Entertainment Complete Previously Announced Strategic Agreements

Subsequent to quarter end, on January 8, 2026, The Walt Disney Company and WEBTOON Entertainment announced that we have completed the previously announced strategic agreements, including both the development of an all-new digital comics platform as well as Disney's approximately 2% equity investment in WEBTOON Entertainment.

With the closing of these definitive agreements, WEBTOON Entertainment and Disney are moving forward with plans for WEBTOON Entertainment to build and operate an all-new digital comics platform that will feature current comic book runs and include decades of past comics from across Disney's portfolio, including Marvel, *Star Wars*, 20th Century Studios, and more, alongside select WEBTOON Original stories. We are targeting a 2026 launch for this new platform.

This milestone builds on the successful ongoing effort to bring iconic comics from Disney, Marvel, 20th Century Studios, and *Star Wars* brands to WEBTOON's mobile vertical-scroll format, following the announcement in August 2025. Since the end of the third quarter, we have launched another 7 titles, including *Predator: Day of the Hunter, Darth Vader - Black, White, & Red, Astonishing X-Men (2004), Black Panther: A Nation Under Our Feet, Star Wars: Lost Stars, Stitch & the Samurai,* and *The Unbeatable Squirrel Girl.*


PREDATOR
Predator:
Day of the Hunter


MARVEL
BLACK PANTHER
Black Panther:
A Nation Under Our Feet


STITCH & THE SAMURAI
THE COMPLETE COLLECTION
Stitch & the Samurai


Squirrel Girl
#1
MARVEL
The Unbeatable
Squirrel Girl

In addition to reformatted titles, brand-new original webcomic series from these franchises are also in development for WEBTOON's global platform. These original webcomic series will introduce new adventures for beloved characters, from superhero epics to galaxy-spanning adventures, giving fans more of what they love, delivered directly to their mobile devices. We look forward to introducing an original series later this year.

This is a powerful next step for our growing global business, and a strong foundation for even greater collaboration with Disney in the years ahead.

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4 The growth we achieved in MPU in the fourth quarter, driven by 3.3% growth in Korea as well as a 5.6% increase in Rest of World, is a strong signal that our strategic initiatives are working. Throughout the year, we made significant progress with our AI-driven, personalized recommendation model and are now making more personalized recommendations that are unique to our users. This means that users will now have an easier time discovering new titles that may have been displayed less prominently. In Korea, where we have seen the most progress, this was also done in conjunction with increasing content diversity. As we recommend more relevant titles for individual users, we are driving a sequential increase in titles and episodes read, ultimately leading to MPU growth. As we continue to iterate, we plan to apply different recommendation methods based on user engagement and spending. For example, for high-engagement non-payers, we could strengthen ad-based business models and for heavy users, we could optimize recommendations to grow paying users and ARPPU. We believe that we can also apply these learnings from Korea to other regions. We are also innovating in our business model and introduced a purchase option on the Korean WEBTOON app in January 2026. Previously, users were only ‘renting’ episodes, meaning that they only had access to those episodes for a period of time. Now, we are giving users an option to pay a premium to have permanent access to the same episode, which we believe is beneficial for both users and creators as we increase accessibility and convenience. While it is still early, we believe that this value proposition will generate additional revenue by increasing ARPPU. We had another successful quarter of IP adaptations in the fourth quarter, continuing our momentum through the year. The live-action film adaptation of Chasing Red, starring ‘Riverdale’ star Madelaine Petsch and ‘The Summer I Turned Pretty’s’ Gavin Casalegno, has been greenlit and recently wrapped production. We have already completed deals with Amazon’s Prime Video in the UK, Canada, Australia/New Zealand, France, and Benelux. This title began as a webnovel on Wattpad before becoming a successful webcomic on WEBTOON, demonstrating Wattpad’s strength as an important source of IP. Animation remains a priority for us, as we believe it can be a powerful catalyst for creating new IP as well as extending the lifespan of existing IP. We are thrilled to announce that Amazon MGM Studios has greenlit Lore Olympus to be developed into a new animated series from WEBTOON Productions and The Jim Henson Company. Based on the global hit WEBTOON series created by Rachel Smythe, this new adult animated series will premiere exclusively on Prime Video around the world. Lore Olympus is one of WEBTOON’s most- read titles, with a current global view count of more than 1.8 billion, and has been recognized with numerous awards including The Eisner and Harvey Awards. We’re excited to bring this story to more fans around the world in a new animated format. Continued Success in IP Adaptations Investing in Users and Creators Through Product Improvements

5 We are also pleased with the momentum we have built in anime as we head into 2026. In 2025, we reached our target of 20 new anime projects in Japan, setting us up for further success. Clevatess, for example, has already been renewed for another season after a strong first season. We are pleased to announce that Viral Hit, the popular action WEBTOON series with over 2.2 billion global views, will be adapted into a Japanese live action series. This follows the 2024 anime adaptation, demonstrating how successful webcomics can expand across formats. The live action series will begin streaming worldwide on Netflix on May 28, 2026. We believe our webcomics are naturally suited for anime adaptations as there is a strong crossover between anime, webcomic, and manga fandoms. We believe titles that have proven themselves on our platform with high view counts present a compelling opportunity for anime adaptation. We have already set up multiple animation pipelines with key players like Warner Bros. Animation, Crunchyroll, and Aniplex. Leveraging our current relationships, we see opportunities for further collaboration with major production partners. We are excited about the launch of another anime series on Crunchyroll, with DARK MOON: THE BLOOD ALTAR, which was released on January 9, 2026. Based on the webcomic of the same name that has accumulated over 200 million views on LINE Manga as of July 2025, the series tells the story of seven boys based on the members of K-pop sensation ENHYPEN. In conjunction with the anime launch, ENHYPEN released a mini-album on January 12, 2026, featuring the DARK MOON theme song as well as a new Japanese song for the series. Major entertainment brands work with WEBTOON Entertainment to extend IP and entertainment franchises to new platforms, fans, and formats such as webnovels and webcomics. Viral Hit DARK MOON: THE BLOOD ALTAR Lore Olympus Rachel Smythe / WEBTOON Chasing Red

6 Junkoo Kim Founder & CEO, WEBTOON Entertainment Inc. In Closing 2025 marked the 20th anniversary of WEBTOON Entertainment, and I am incredibly proud of what we have achieved in that time. Our first decade was about laying the foundation to enable this new content format to grow sustainably. We successfully navigated through the mobile transition and built our flywheel along the way. And during the last decade, we have scaled that flywheel, expanding our reach through IP adaptations to connect with more users. As we move forward, our focus is on growing and deepening engagement across our platform to foster a stronger, more vibrant fandom. Thanks to the commitment and hard work of our team, I’ve been gratified to see WEBTOON turn into a thriving, self-sustaining business, after beginning as a small service within NAVER. I would also like to express my appreciation to our users, as well as creators for joining us on this journey.

7 Adjusted EBITDA was $0.6 million, compared to a loss of $3.5 million in the prior year, due to effective cost controls. Adjusted EBITDA Margin was 0.2%, compared to (1.0%) in the prior year. Net Loss was $336.5 million, compared to $102.6 million in the prior year, driven by goodwill impairments. Total revenue of $330.7 million declined 6.3%, driven by declines in Paid Content, Advertising and IP Adaptations. Diluted loss per share was $2.36, compared to a diluted loss per share of $0.72 in the prior year. Adjusted Earnings Per Share was $0.00, compared to $(0.03) in the prior year. Cash flow from operations was $7.6 million, compared to $(8.7) million in the prior year Cash and cash equivalents of approximately $581.8 million plus another $10.8 million of short-term deposits included in prepaid expenses and other current assets. Revenue on a constant currency basis was $338.3 million, declining 4.1%, driven by declines in Advertising and IP Adaptations, partially offset by growth in Paid Content. • Paid Content revenue declined 1.7%, but grew 0.4% on a constant currency basis, driven by growth in Korea and Rest of World, offset by a decline in Japan. • Advertising revenue declined 12.2%, or 10.3% on a constant currency basis, driven by growth in Japan and declines in Korea and Rest of World. • IP Adaptations revenue declined 32.0%, or 29.7% on a constant currency basis, driven by a decline in Korea, offset by growth in Japan and Rest of World. Financial Update Fourth Quarter 2025 (vs. Fourth Quarter 2024)

8 Adjusted EBITDA was $19.4 million, compared to $68.0 million in the prior year as a result of lower gross profit and higher marketing expense. Adjusted EBITDA Margin was 1.5%, compared to 5.0% in the prior year. Net Loss of $373.4 million, compared to $152.9 million in the prior year, driven by goodwill impairments. Total revenue of $1.4 billion grew 2.5%, driven by growth in Paid Content and IP Adaptations, partially offset by a decline in Advertising. Diluted loss per share was $2.66, compared to a loss per share of $1.21 in the prior year. Cash flow from operations was $11.2 million, compared to $17.9 million in the prior year. Adjusted EPS of $0.15, compared to $0.57 in the prior year. Revenue on a constant currency basis was $1.4 billion, growing 3.9%, driven by growth across all revenue streams – Paid Content, Advertising, and IP Adaptations – and regions. • Paid Content revenue grew 0.4%, or 1.5% on a constant currency basis, driven by growth in Japan, partially offset by declines in Korea and Rest of World. • Advertising revenue declined 1.1%, but grew 0.4% on a constant currency basis, as growth in Japan was offset by declines in Korea and Rest of World. • IP Adaptations revenue grew 31.8%, which translated to growth of 35.5% on a constant currency basis, driven by growth in Korea and Rest of World, offset by a decline in Japan. Full Year 2025 (vs. Full Year 2024)

Consolidated Global Results

GLOBAL REVENUE CC ($M)



-4.1%
3.9%
$352.8
$37.3
$45.3
$270.2
$338.3
$26.3
$40.6
$271.4
$1348.3
$99.4
$166.1
$1082.9
$1400.4
$134.6
$166.8
$1099.0
4Q24
4Q25
FY 2024
FY 2025
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC

GLOBAL MAU (M)



-1.7%
-7.1%
166.0
163.2
169.0
157.0
4Q24
4Q25
FY 2024
FY 2025

GLOBAL MPU (M)



4.5%
4.6%
4.6%
4.8%
7.5
7.5
7.7
7.5
4Q24
4Q25
FY 2024
FY 2025
MPU
Paying ratio

Global ARPPU CC ($M)



-0.3%
+4.6%
$12.0
$12.0
$11.7
$12.2
4Q24
4Q25
FY 2024
FY 2025

WEBTOON Entertainment's total revenue for the three months ended December 31, 2025 decreased 6.3% to $330.7 million, compared to $352.8 million in the prior year, driven by declines in all three revenue streams. On a constant currency basis, this translated to a decline of 4.1%. Total revenue for the year ended December 31, 2025 increased 2.5% to $1.4 billion, compared to $1.3 billion in the prior year. On a constant currency basis, this translated to growth of 3.9%.

Paid Content revenue in the fourth quarter was $265.5 million, which declined 1.7%, but grew 0.4% on a constant currency basis compared to the prior year, and full year revenue of $1.1 billion grew 0.4%, or 1.5% on a constant currency basis compared to the prior year. Full year Paid Content growth was driven by growth in Japan, offset by declines in Korea and Rest of World.

9

10 During the fourth quarter, total MAU of 163.2 million declined 1.7%. We estimate that global MAU benefited from a roughly ten percentage point increase in Wattpad activity resulting from automated web traffic in certain non-core markets. While we saw a small increase starting in late Q3 2025, the web traffic peaked in Q4 2025 and we are seeing reduced impact in Q1 2026. Notably, this had no impact on app MAU and is not expected to have a material impact on our business. App MAU and webcomic app MAU declined 6.5% and 2.6%, respectively, compared to the prior year. MPU of 7.5 million grew 0.7% compared to the fourth quarter of the prior year, driven by 3.3% growth in Korea as well as a 5.6% increase in Rest of World. We believe we can drive further MPU growth by continuing to advance our AI capabilities. For the full year, total MAU of 157.0 million declined 7.1% and MPU of 7.5 million declined 2.9% year-over-year. While app MAU declined 4.3%, webcomic app MAU grew 1.9%. We remain focused on driving app users, who are more engaged and present better monetization opportunities. Advertising revenue in the fourth quarter declined 12.2%, or 10.3% on a constant currency basis compared to the prior year. This was driven by declines in Korea and Rest of World, offset by growth in Japan. In Korea, we saw a decline from a major ecommerce advertising partner, partially offset by an increase from other partners. Ad revenue from NAVER was relatively consistent with the fourth quarter of the prior year. Full year advertising revenue declined 1.1% year-over-year, but grew 0.4% on a constant currency basis. IP Adaptations revenue in the fourth quarter declined 32.0%, or 29.7% on a constant currency basis compared to the prior year, driven by a decline in Korea, offset by growth in Japan and Rest of World. As we have discussed in the past, revenue recognition for IP adaptations is dependent on achieving certain milestones and can vary from quarter to quarter. Full year IP Adaptations revenue grew 31.8% year-over-year, or 35.5% on a constant currency basis, led by strong performance in Korea, driven by the theatrical release of My Daughter Is a Zombie and The Trauma Code on Netflix.

11 $82.3 $80.5 $339.1 $322.2 23.3% 24.3% 25.1% 23.3% FY 2025FY 20244Q254Q24FY 2025FY 20244Q254Q24 Gross profit declined 2.1% in the fourth quarter to $80.5 million from $82.3 million in the prior year. This resulted in a gross margin of 24.3%, which expanded 100 basis points compared to the prior year. Full year gross profit declined 5.0% to $322.2 million from $339.1 million in the prior year, translating to gross margin of 23.3%, which decreased 180 basis points compared to the prior year. As we disclosed previously, there were a number of discrete items that were recategorized from Marketing to Cost of Revenue as we have become more accurate with cost attribution. Total general & administrative expenses in the fourth quarter were $65.4 million, compared to $77.8 million in the prior year as we exercised cost discipline. Total general & administrative expenses for the full year were $259.5 million, compared to $332.0 million in the prior year. Interest income for the quarter was $4.5 million, compared to $6.0 million in the prior year and other loss for the quarter was $9.2 million, compared to a loss of $6.2 million in the prior year period. For the full year, interest income was $19.2 million, compared to $15.8 million in the prior year, and other loss was $9.8 million, compared to other income of $6.5 million in the prior year. Income tax benefit was $18.4 million in the quarter compared to income tax expense of $4.9 million in the prior year. Income tax benefit for the full year was $16.0 million compared to tax expense of $3.6 million in the prior year. Depreciation and amortization for the quarter was $10.6 million, compared to $12.1 million in the prior year. Depreciation and amortization for the full year was $35.4 million, compared to $40.1 million in the prior year. Gross Profit Gross Profit % $77.8 $65.4 $332.0 $259.5 -16.0% -21.8% GLOBAL G&A ($M) GLOBAL GROSS PROFIT ($M)

12 FY 2025FY 20244Q254Q24 Net loss for the fourth quarter was $336.5 million, compared to a net loss of $102.6 million last year. This was driven by goodwill impairments. Net loss for the full year was $373.4 million, compared to net loss of $152.9 million last year. Excluding adjustments and other non-recurring costs, the Company posted a fourth quarter Adjusted EBITDA of $0.6 million, compared to an Adjusted EBITDA loss of $3.5 million in the prior year, as a result of effective cost controls. As a result, fourth quarter diluted loss per share was $2.36, compared to a diluted loss per share of $0.72 in the prior year period and Adjusted EPS was $0.00, compared to $(0.03) in the prior year period. For the full year, excluding adjustments and other non-recurring costs, Adjusted EBITDA was $19.4 million, compared to an Adjusted EBITDA of $68.0 million in the prior year due to lower gross profit and higher marketing expense. For the full year, diluted loss per share was $2.66, compared to a diluted loss per share of $1.21 in the prior year, and Adjusted EPS of $0.15 compared to $0.57 in the prior year. In the fourth quarter, cash flow from operations was $7.6 million, compared to $(8.7) million in the prior year period. In 2025, cash flow from operations was $11.2 million, compared to $17.9 million in the prior year. Adj. EBITDA Margin Adj. EBITDA (Non-GAAP) ($M) ADJUSTED EPS ($) -1.0% 1.5% 5.0% 0.2% FY 2025FY 20244Q254Q24 $(3.5) $(0.03) $0.6 $0.00 $0.57 $0.15 $68.0 $19.4

Performance By Location

Korea

KOREA REVENUE CC ($M)



+5.9%
-9.1%
$144.9
$131.7
$517.5
$548.0
4Q24
4Q25
FY 2024
FY 2025

KOREA MAU (M)



-10.8%
-11.1%
27.3
24.3
27.0
24.0
4Q24
4Q25
FY 2024
FY 2025

KOREA MPU (M)



13.1%
15.1%
13.9%
14.8%
3.6
3.7
3.7
3.6
4Q24
4Q25
FY 2024
FY 2025
MPU
Paying ratio

KOREA ARPPU CC ($M)



+0.9%
+4.7%
$8.1
$8.1
$7.8
$8.2
4Q24
4Q25
FY 2024
FY 2025

Korea's total revenue for the three months ended December 31, 2025 declined 13.2%, to $125.7 million compared to $144.9 million in the prior year. Korea revenue declined 9.1% on a constant currency basis. This was driven by a double-digit decline in Advertising and IP Adaptations, offset by single-digit growth in Paid Content.

For the full year ended December 31, 2025, Korea's total revenue grew 0.9% to $522.0 million compared to $517.5 million in the prior year. Korea revenue grew 5.9% on a constant currency basis, driven by a double-digit growth in IP Adaptations, offset by single-digit declines in Paid Content and Advertising.

13

In the fourth quarter, Korea MAU was 24.3 million, decreasing 10.8% year-over-year, while Korea MPU was 3.7 million, growing 3.3% year-over-year. Fourth quarter Paying Ratio was 15.1%, up 207 basis points year-over-year.

For the full year, Korea MAU was 24.0 million, decreasing 11.1% year-over-year, while Korea MPU was 3.6 million, declining 5.3% year-over-year. Full year Paying Ratio was 14.8%, up 91 basis points year-over-year.

Fourth quarter Korea ARPPU decreased 4.0% year-over-year to $7.7 on a reported basis, but increased on a constant currency basis by 0.9%. Full year ARPPU declined 0.9% to $7.8 on a reported basis, but grew 4.7% to $8.2 on a constant currency basis.

Japan

JAPAN REVENUE CC ($M)



+3.9%
-1.0%
$163.4
$161.7
$648.2
$673.6
4Q24
4Q25
FY 2024
FY 2025

JAPAN MAU (M)



+0.5%
+4.9%
22.1
22.2
21.9
23.0
4Q24
4Q25
FY 2024
FY 2025

JAPAN MPU (M)



10.3%
9.5%
10.2%
9.7%
2.3
2.1
2.2
2.2
4Q24
4Q25
FY 2024
FY 2025
MPU
Paying ratio

JAPAN ARPPU CC ($)



+5.7%
+3.4%
$22.0
$23.3
$22.1
$22.9
4Q24
4Q25
FY 2024
FY 2025

14

Japan's total revenue for the three months ended December 31, 2025 decreased 2.0%, to $160.1 million, compared to $163.4 million in the prior year. Japan revenue declined 1.0% on a constant currency basis. This was driven by a single-digit constant currency revenue decline in Paid Content, offset by single-digit constant currency revenue growth in Advertising and IP Adaptations.

For the full year ended December 31, 2025, Japan's total revenue grew 5.2%, to $681.8 million, compared to $648.2 million in the prior year. Japan revenue grew 3.9% on a constant currency basis driven by single-digit constant currency revenue growth in Paid Content and double-digit growth in Advertising, offset by double-digit constant currency revenue decline in IP Adaptations.

In the fourth quarter, Japan's MAU increased 0.5% year-over-year to 22.2 million. Fourth quarter Japan MPU declined 6.9% year-over-year to 2.1 million while the region's Paying Ratio of 9.5% declined 76 basis points year-over-year. We expect to redeploy resources from infrastructure projects into AI technology to drive further personalization. LINE Manga was the number one overall app for revenue including mobile games for the fourth consecutive quarter and the entirety of 2025, according to data.ai/Sensor Tower.

For the full year, Japan MAU increased 4.9% year-over-year to 23.0 million while Japan MPU of 2.2 million declined 0.1% year-over-year. The region's full year Paying Ratio of 9.7% was down 49 basis points year-over-year.

Fourth quarter Japan ARPPU increased 4.6% year-over-year on a reported basis to $23.0 and grew 5.7% on a constant currency basis. Full year ARPPU increased 4.7% year-over-year to $23.2 on a reported basis, and grew 3.4% on a constant currency basis.

Rest of World

ROW REVENUE CC ($M)



-2.1%
+0.9%
$44.5
$44.9
$182.7
$178.8
4Q24
4Q25
FY 2024
FY 2025

ROW MAU (M)



0.0%
-8.4%
116.7
116.7
120.1
110.0
4Q24
4Q25
FY 2024
FY 2025

15

ROW MPU (M)



1.4%
1.5%
1.4%
1.6%
1.7
1.7
1.7
1.7
4Q24
4Q25
FY 2024
FY 2025
MPU
Paying ratio

ROW ARPPU CC ($)



$6.9
-5.1%
$6.5
$6.6
+0.5%
$6.6
4Q24
4Q25
FY 2024
FY 2025

Rest of World's total revenue for the three months ended December 31, 2025 grew 0.8%, to $44.9 million, compared to $44.5 million in the prior year. Rest of World revenue grew 0.8% on a constant currency basis, driven by single-digit growth in Paid Content and triple-digit growth in IP Adaptations, offset by a double-digit decline in Advertising.

For the full year ended December 31, 2025, Rest of World's total revenue declined 2.1%, to $178.8 million, compared to $182.7 million in the prior year. Revenue declined 2.1% on a constant currency basis, driven by a single-digit decline in Paid Content and double-digit decline in Advertising, offset by double-digit growth in IP Adaptations.

In the fourth quarter, Rest of World MAU of 116.7 million was flat year-over-year after including the 10% growth impact in Wattpad activity resulting from automated web traffic. MPU increased 5.6% year-over-year to 1.7 million. Rest of World Paying Ratio was up 8 basis points year-over-year to 1.5% and Rest of World ARPPU of $6.5 declined 5.1% year-over-year on a reported and constant currency basis.

For the full year, Rest of World MAU of 110.0 million decreased 8.4% year-over-year while MPU of 1.7 million declined 1.5% year-over-year. Full year Paying Ratio of 1.6% was up 11 basis points year-over-year. Full year Rest of World ARPPU increased 0.5% to $6.6 on a reported and constant currency basis.

Guidance

First Quarter 2026 Outlook

For the first quarter 2026, the Company expects:

- Revenue growth on a constant currency basis in the range of (1.5%)-1.5%. This represents revenue in the range of $317-$327 million, based on current FX rates.
- Adjusted EBITDA in the range of $0.0-$5.0 million, representing an Adjusted EBITDA Margin in the range of 0.0%-1.5%.

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17 About WEBTOON Entertainment WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators. With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment’s adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners have included Discord, HYBE and DC Comics, among many others. With approximately 160 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform-- WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others. Conference Call & Webcast Details As previously disclosed, the Company will host a webcast and conference call on March 3, 2026, at 4:30 p.m. Eastern Time, to discuss the Company’s financial results for its fourth quarter and full year ended December 31, 2025. A live webcast of the conference call will be available online at https://ir.webtoon.com/. For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.  Forward-Looking Statements This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, the impact of our product development initiatives, including our use of AI, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward-looking statements may be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on

18 A Note About Key Business Metrics We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device. We define app MAU as users who visited one of our mobile applications at least once in the applicable calendar month, averaged over each month in the given period. Webcomic app MAU refers to users who visited one of our webcomic mobile applications, rather than our webnovel mobile applications, averaged over each month in the given period. We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods. We define ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period. reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties’ intellectual property rights; exposure to liability and adverse effects from the use of AI; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

19 Use of Non-GAAP Financial Measures & Definitions This letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our non-GAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure. A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward- looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non- recurring items that may arise in the future. Adjusted EBITDA: We define Adjusted EBITDA as net income (loss), adjusted to remove the impact of interest income, interest expense, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the

20 Contact Information Investor Relations Corporate Communications Soohwan Kim, CFA investor@webtoon.com Kiel Hume webtoonpress@webtoon.com current period. We calculate revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein. Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis by determining the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates. ARPPU on a Constant Currency Basis: We define ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations. ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations.

Financial and Operational Highlights

Figures in millions, except user metrics and per share data	Quarter Ended (YoY Analysis) December 31, 2025	December 31, 2024	Change
Total Revenue	$330.7	$352.8	(6.3%)
Revenue on a Constant Currency Basis[1]	$338.3	$352.8	(4.1%)
Paid Content Revenue	$265.5	$270.2	(1.7%)
Paid Content Revenue on a Constant Currency Basis[1,2]	$271.4	$270.2	0.4%
Advertising Revenue	$39.8	$45.3	(12.2%)
Advertising Revenue on a Constant Currency Basis[1,2]	$40.6	$45.3	(10.3%)
IP Adaptations Revenue	$25.4	$37.3	(32.0%)
IP Adaptations Revenue on a Constant Currency Basis[1,2]	$26.3	$37.3	(29.7%)
Monthly Active Users ("MAU")	163.2	166.0	(1.7%)
Korea MAU	24.3	27.3	(10.8%)
Japan MAU	22.2	22.1	0.5%
Rest of World MAU	116.7	116.7	0.0%
Monthly Paying Users ("MPU")	7.5	7.5	0.7%
Korea MPU	3.7	3.6	3.3%
Japan MPU	2.1	2.3	(6.9%)
Rest of World MPU	1.7	1.7	5.6%
Paying Ratio	4.6%	4.5%	11 bps
Korea Paying Ratio	15.1%	13.1%	207 bps
Japan Paying Ratio	9.5%	10.3%	(76 bps)
Rest of World Paying Ratio	1.5%	1.4%	8 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$11.7	$12.0	(2.4%)
Korea ARPPU	$7.7	$8.1	(4.0%)
Japan ARPPU	$23.0	$22.0	4.6%
Rest of World ARPPU	$6.5	$6.9	(5.1%)
ARPPU on a Constant Currency Basis[1]	$12.0	$12.0	(0.3%)
Korea ARPPU on a Constant Currency Basis[1]	$8.1	$8.1	0.9%
Japan ARPPU on a Constant Currency Basis[1]	$23.3	$22.0	5.7%
Rest of World ARPPU on a Constant Currency Basis[1,2]	$6.5	$6.9	(5.1%)
Net Income/(Loss)	($336.5)	($102.6)	($233.9)
Adjusted EBITDA[2]	$0.6	($3.5)	$4.1
Adjusted EBITDA Margin[2]	0.2%	-1.0%	115 bps
Diluted EPS	($2.36)	($0.72)	($1.64)
Adjusted EPS	$0.00	($0.03)	$0.03

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Financial Highlights

Figures in millions, except user metrics and per share data	Fiscal Year Ended December 31, 2025	December 31, 2024	Change
Total Revenue	$1,382.7	$1,348.5	2.5%
Revenue on a Constant Currency Basis[1]	$1,400.4	$1,348.3	3.9%
Paid Content Revenue	$1,087.5	$1,083.0	0.4%
Paid Content Revenue on a Constant Currency Basis[1,2]	$1,099.0	$1,082.9	1.5%
Advertising Revenue	$164.3	$166.1	(1.1%)
Advertising Revenue on a Constant Currency Basis[1,2]	$166.8	$166.1	0.4%
IP Adaptations Revenue	$131.0	$99.4	31.8%
IP Adaptations Revenue on a Constant Currency Basis[1,2]	$134.6	$99.3	35.5%
Monthly Active Users ("MAU")	157.0	169.0	(7.1%)
Korea MAU	24.0	27.0	(11.1%)
Japan MAU	23.0	21.9	4.9%
Rest of World MAU	110.0	120.1	(8.4%)
Monthly Paying Users ("MPU")	7.5	7.7	(2.9%)
Korea MPU	3.6	3.7	(5.3%)
Japan MPU	2.2	2.2	(0.1%)
Rest of World MPU	1.7	1.7	(1.5%)
Paying Ratio	4.8%	4.6%	20 bps
Korea Paying Ratio	14.8%	13.9%	91 bps
Japan Paying Ratio	9.7%	10.2%	(49 bps)
Rest of World Paying Ratio	1.5%	1.4%	11 bps
Paid Content Average Revenue Per Paying User ("ARPPU")	$12.1	$11.7	3.5%
Korea ARPPU	$7.8	$7.8	(0.9%)
Japan ARPPU	$23.2	$22.1	4.7%
Rest of World ARPPU	$6.6	$6.6	0.5%
ARPPU on a Constant Currency Basis[1]	$12.2	$11.7	4.6%
Korea ARPPU on a Constant Currency Basis[1]	$8.2	$7.8	4.7%
Japan ARPPU on a Constant Currency Basis[1]	$22.9	$22.1	3.4%
Rest of World ARPPU on a Constant Currency Basis[1,2]	$6.6	$6.6	0.5%
Net Income/(Loss)	($373.4)	($152.9)	($220.5)
Adjusted EBITDA[2]	$19.4	$68.0	($48.6)
Adjusted EBITDA Margin[2]	1.5%	5.0%	(360 bps)
Diluted EPS	($2.66)	($1.21)	($1.45)
Adjusted EPS	$0.15	$0.57	($0.42)

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23 1 Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see “Non-GAAP Financial Measures & Definitions” of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter.

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended December 31,			Year Ended December 31,		
(in thousands of USD, except percentages)	2025	2024	Change	2025	2024	Change
Total Revenue	$330,687	$352,847	(6.3)%	$1,382,705	$1,348,478	2.5%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(147)	(100.0)%
Effects of foreign currency rate fluctuations	7,628	-	N/A	17,682	-	N/A
Revenue on a Constant Currency Basis	$338,315	$352,847	(4.1)%	$1,400,387	$1,348,331	3.9%
Paid Content Revenue	265,544	270,234	(1.7)%	1,087,496	1,083,026	0.4%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(122)	(100.0)%
Effects of foreign currency rate fluctuations	5,894	-	N/A	11,491	-	N/A
Paid Content Revenue on a Constant Currency Basis	$271,438	$270,234	0.4%	$1,098,987	$1,082,904	1.5%
Advertising Revenue	39,772	45,287	(12.2)%	164,257	166,087	(1.1)%
Effects of foreign currency rate fluctuations	854	-	N/A	2,510	-	N/A
Advertising Revenue on a Constant Currency Basis	$40,626	$45,287	(10.3)%	$166,767	$166,087	0.4%
IP Adaptations Revenue	25,371	37,326	(32.0)%	130,952	99,365	31.8%
Effect of deconsolidated and transferred operations	-	-	N/A	-	(25)	(100.0)%
Effects of foreign currency rate fluctuations	880	-	N/A	3,682	-	N/A
IP Adaptations Revenue on a Constant Currency Basis	$26,251	$37,326	(29.7)%	$134,634	$99,340	35.5%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]						
Korea Paid Content Revenue	$85,476	$86,239	(0.9)%	$331,158	$352,521	(6.1)%
Korea ARPPU	$7.75	$8.07	(4.0)%	$7.77	$7.84	(0.9)%
Effect of deconsolidated and transferred operations	-	-	N/A	-	-	(100.0)%
Effects of foreign currency rate fluctuations	0.40	-	N/A	0.44	-	N/A
Korea ARPPU on a Constant Currency Basis	$8.14	$8.07	0.9%	$8.21	$7.84	4.7%

[1] ARPPU is calculated by taking Paid Content revenue and dividing it by the number of monthly paid users ("MPU") for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

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Japan Paid Content Revenue	$145,909	$149,903	(2.7)%	$621,540	$594,302	4.6%
Japan ARPPU	$23.02	$22.00	4.6%	$23.16	$22.12	4.7%
Effects of foreign currency rate fluctuations	0.24	-	N/A	(0.28)	-	N/A
Japan ARPPU on a Constant Currency Basis	$23.26	$22.00	5.7%	$22.88	$22.12	3.4%
Rest of World Paid Content Revenue	$34,159	$34,093	0.2%	$134,799	$136,203	(1.0)%
Rest of World ARPPU	$6.52	$6.87	(5.1)%	$6.60	$6.57	0.5%
Effect of deconsolidated and transferred operations	-	-	N/A	-	-	N/A
Effects of foreign currency rate fluctuations	-	-	N/A	-	-	N/A
Rest of World ARPPU on a Constant Currency Basis	$6.52	$6.87	(5.1)%	$6.60	$6.57	0.5%

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The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

	Three Months Ended December 31,		Year Ended December 31,	
(in thousands of USD, except percentages)	2025	2024	2025	2024
Net Loss	($336,485)	($102,563)	($373,387)	($152,912)
Plus (minus):				
Interest income	(4,509)	(6,030)	(19,170)	(15,820)
Interest expense	50	1	56	45
Income tax expense	(18,363)	4,928	(16,022)	3,604
Depreciation and amortization	10,647	12,121	35,431	40,074
EBITDA	($348,660)	($91,543)	($373,092)	($125,009)
Impairment losses on goodwill and other intangible assets[1]	336,486	69,743	336,486	69,743
Stock-based compensation expense[2]	6,784	14,016	41,907	82,321
Loss on fair value instruments, net[3]	4,588	2,880	8,604	(2,263)
Restructuring and IPO-related costs[4]	1,013	1,405	6,816	42,050
Loss on equity method investments, net[5]	365	53	(1,282)	1,123
Adjusted EBITDA	$576	($3,446)	$19,439	$67,965
Net loss margin	(101.8)%	(29.1)%	(27.0)%	(11.3)%
Adjusted EBITDA Margin	0.2%	(1.0)%	1.5%	5.0%
Weighted average shares outstanding (Basic and Diluted)	130,560,064	128,787,043	130,177,475	119,231,997
EPS (Basic and Diluted)	(2.36)	(0.72)	(2.66)	(1.21)
Adjusted EPS (Basic and Diluted)[6]	0.00	(0.03)	0.15	0.57

[1] Represents impairment losses on goodwill for Wattpad Corp., Wattpad WEBTOON Studios Corp, Munpia Inc., Purple Duck and Jakga Company Inc. for the quarter and year ended December 31, 2025. For the quarter and year ended December 31, 2025, the amounts also include a $1.0 million impairment of the definite lived intangible assets for Bootcamp Limited Partnership. For the quarter and year ended December 31, 2024, represents impairment losses on goodwill for the Company's reporting units; Wattpad Corp., Wattpad WEBTOON Studios Corp, Munpia Inc. and Jakga Company Inc.

[2] Represents non-cash stock-based compensation expense related to WEBTOON's equity incentive plan and stock-based compensation plans of NAVER Corp., Munpia Inc. and LOCUS Inc., for the quarter and year ended December 31, 2024. For the quarter and year ended December 31, 2025, these amounts also include non-cash stock based compensation, including amounts which are cash settled.

[3] Represents unrealized net loss (gain) of financial assets measured at FVPL, which include the Company's equity investments.

[4] Represents expenses that we do not consider representative of the operating performance of the business. For the quarter and year ended December 31, 2025, these amounts include legal fees and advisory fees. For the quarter and year ended December 31, 2024, these amounts were comprised of a $30.0 million one-time CEO bonus and legal and advisory fees related to the IPO.

[5] Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method.

[6] The numerator for Adjusted EPS is calculated by adjusting Net Loss by the same items in the Net Loss to Adjusted EBITDA reconciliation. The denominator for computing Adjusted EPS is the same as that used for Diluted EPS.

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